                                                                     Exhibit 3.3

                            COMMONWEALTH OF VIRGINIA

                                     [SEAL]

                          STATE CORPORATION COMMISSION

                          Richmond, February 24, 2004

This is to certify that the certificate of incorporation of

                                NYC NEWCO, INC.

was this day issued and admitted to record in this office and that the said corporation is authorized to transact its business subject to all Virginia laws applicable to the corporation and its business. Effective date: February 24, 2004

[SEAL]                             State Corporation Commission
                                   Attest:

                                   /s/ Joel H. Peck
                                   ----------------------------
                                   Clerk of the Commission

CIS0436

                            ARTICLES OF INCORPORATION
                                       OF
                                 NYC NEWCO, INC.

      The undersigned, in order to form a corporation for the purposes hereinafter stated, pursuant to Chapter 9 of Title 13.1 of the Code of Virginia, states as follows:

                                    ARTICLE I

      The name of the corporation is NYC Newco, Inc.

                                   ARTICLE II

      The number (and classes, if any) of shares the corporation is authorized to issue is:

Number of shares authorized                       Class(es)
1,000                                             Common

                                   ARTICLE III

      The corporation's initial registered office address which is the business address of the initial registered agent is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060 in the County of Henrico. The name of the corporation's initial registered agent is CT Corporation System, which is a domestic or foreign stock or nonstock corporation, limited liability company or registered limited liability partnership authorized to transact business in Virginia.

                                   ARTICLE IV

      The name and address of the initial director is Peter J. Shudtz, 1331 Pennsylvania Avenue, Suite 560, Washington, DC 20004. Each of the foregoing directors shall hold office until the first annual meeting of stockholder and until their successors are duly elected and qualified.

                                    ARTICLE V

      The Board of Directors shall have the power to make, adopt, amend or repeal from time to time Bylaws of the corporation, subject to the power of the stockholders to amend or repeal any Bylaw adopted by the Board of Directors.

                                   ARTICLE VI

      A director of the corporation shall, to the maximum extent permitted by the laws of the Commonwealth of Virginia, have no personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this Article VI shall not eliminate or reduce the liability of a director in any case where such elimination or reduction is not permitted by law.

                                   ARTICLE VII

      The incorporator of the corporation is Donna W. Melton whose mailing address is 500 Water Street, J150, Jacksonville, Florida 32202.

      IN WITNESS WHEREOF, I have hereunto set my hand and seal this ____ day of ________, 2004.


                                   /s/ Donna W. Melton
                                   -------------------
                                   Donna W. Melton
                                   Incorporator